Exhibit 4.1

Number 534814

Certificate of Incorporation

on re-registration as a public limited company

I hereby certify that

ENDO INTERNATIONAL PUBLIC LIMITED COMPANY

has this day been re-registered under the

Companies Acts 1963 to 2014 and

that the company is a public limited company.

Given under my hand at Dublin, this

Tuesday, the 18th day of February, 2014

for Registrar of Companies